SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 12, 2002

SL GREEN REALTY CORP.
(Exact Name of Registrant as Specified in its Charter)

MARYLAND (State of Incorporation)

1-13199 (Commission File Number)	13-3956775 (IRS Employer ID. Number)

420 Lexington Avenue New York, New York (Address of Principal Executive Offices)	10170 (Zip Code)

(212) 594-2700 (Registrant's Telephone Number, Including Area Code)

ITEM 5. OTHER EVENTS

        SL Green Realty Corp. announced it had entered into agreements to acquire The News Building located at 220 East 42nd Street for $265 million ($242 per square foot), and condominium interests in 125 Broad Street for $90 million ($172 per square foot). The properties are being acquired from affiliates of The Witkoff Group and other unrelated parties in transactions that are both expected to close in the first quarter of 2003.

        In connection with these transactions, SL Green closed a $150 million unsecured 5-year term facility with Wells Fargo Bank. At closing, SL Green drew down $100 million of the facility and entered into an interest rate swap agreement to fix the interest rate at a blended annual cost of 5.06% for five years. The Company expects to take down the balance of the facility during the next six months. The proceeds of this financing transaction will be used to pay down a significant portion of the Company's outstanding lines of credit.

        The landmark 1.1 million square foot News Building is 100% leased, with 18% of the leases expiring over the next three years.

        In a separate transaction, SL Green entered into an agreement to acquire condominium interests in 125 Broad Street consisting of 524,500 square feet of office space contained on 15 contiguous floors, in a 40-story building. The interests being acquired are 100% leased. Less than 10% of the leased square footage expires prior to 2010.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) and (b) FINANCIAL STATEMENTS OF PROPERTY ACQUIRED AND PRO FORMA FINANCIAL INFORMATION

        Financial statements and pro forma financial information pursuant to Rule 3-14 of Regulation S-X are currently being prepared. SL Green expects to file such financial statements and information under cover of Form 8-K/A as soon as practicable.

  (c)
  EXHIBITS

10.1	Contribution and Purchase and Sale Agreement Between 220 News Building LLC, and SL Green Operating Partnership, L.P.
99.1	Press release dated December 6, 2002

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SL GREEN REALTY CORP.
	By:	/s/ THOMAS E. WIRTH Thomas E. Wirth Chief Financial Officer

Date: December 12, 2002